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
--------------------------------          UNITED STATES SECURITIES AND EXCHANGE COMMISSION            ------------------------------
            FORM 3                                     WASHINGTON, D.C. 20549                                  OMB APPROVAL
--------------------------------                                                                      ------------------------------
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         OMB NUMBER:          3235-0104
                                                                                                      EXPIRES:      JANUARY 31, 2005
                                               Filed pursuant to Section 16(a) of the                 ESTIMATED AVERAGE BURDEN
                                           Securities Exchange Act of 1934, Section 17(a)             HOURS PER RESPONSE.........0.5
                                              of the Public Utility Holding Company Act               ------------------------------
                                                  of 1935 or Section 30(h) of the
                                                  Investment Company Act of 1940
(Print or Type Responses)
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
1. Name and Address of Reporting Person*   2. Date of Event          4. Issuer Name AND Ticker or Trading Symbol
                                              Requiring Statement
CRESCENDO PARTNERS II, L.P., SERIES L         (Month/Day/Year)          CPI Aerostructures, Inc. (AMEX: CVU)

                                              2/19/03
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   (Last)       (First)        (Middle)    3. IRS Identification     5. Relationship of Reporting         6. If Amendment,
                                              Number of Reporting       Person to Issuer                     Date of Original
                                              Person, if an             (Check all applicable)               (Month/Day/Year)
350 Park Avenue, 4th Floor                    entity (Voluntary)
                                                                             Director     X  10% Owner
-------------------------------------------------------------------      ---             ---              --------------------------
                (Street)                                                     Officer         Other        7. Individual or Joint/
                                                                         --- (give title --- (specify        Group Filing
                                                                              below)          below)         (Check Applicable Line)
New York, New York 10022                                                                                      X    Form filed by
                                                                           -----------------------           ----  One Reporting
--------------------------------------------------------------------------------------------------------           Person
  (City)        (State)         (Zip)                                                                              Form filed by
                                                                                                             ----  More than One
                                                                                                                   Reporting Person
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                                           TABLE 1-- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security                       2. Amount of              3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                 Securities                Direct (D) or              Beneficial Ownership
                                              Beneficially Owned        Indirect (I)               (Instr. 5)
                                              (Instr. 4)                (Instr. 5)
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Common Stock, $.001 par value              750,000                   D
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                             PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                      (Over)
                     ARE NOT REQUIED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.       SEC 1473 (7-02)
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FORM 3 (CONTINUED)                         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative     2. Date                   3. Title and Amount of      4. Conversion   5. Ownership    6. Nature of
   Security (Instr. 4)        Exercisable               Securities Underlying       or Exercise     Form of         Indirect
                              and                       Derivative Security         Price of        Derivative      Beneficial
                              Expiration                (Instr. 4)                  Derivative      Security:       Ownership
                              Date                                                  Security        Direct (D)      (Instr. 5)
                                                                                                    or
                              (Month/Day/Year)                                                      Indirect (I)
                                                                                                    (Instr. 5)
                           -------------------------------------------------
                           Date        Expiration     Title        Amount or
                           Exercisable Date                        Number of
                                                                   Shares
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Explanation of Responses:

EXCLUDES 46,000 SHARES OF COMMON STOCK OWNED AS A JOINT TENANT BY THE MANAGER OF THE SOLE GENERAL PARTNER OF THE REPORTING PERSON.


                                                                           CRESCENDO INVESTMENTS II, LLC
                                                                           (GENERAL PARTNER)

                                                                                   /s/ Eric Rosenfeld              February 26, 2003
** Intentional misstatements or omissions of facts constitute              ------------------------------------    -----------------
   Federal Criminal Violations.                                              **Signature of Reporting Person             Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                   Eric Rosenfeld, Manager

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
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